LICENSE AGREEMENT

            AGREEMENT made this 16th day of September, 1996, between ERBC Holdings, Ltd. a British Virgin Island corporation having an address at Wiesbaden Strasse 17A, D-12309, Berlin, Germany (the "Licensor") and Eurotech, Ltd. a District of Columbia corporation having an address at 3299 Villanova Avenue, San Diego, California 92122 (the "Licensee") and.

                                   WITNESSETH:

            WHEREAS, the Euro-Asian Physical Society ("EAPS") has prepared and filed patent applications for international patents, No.s PCT/RU96/00193 and PCT/RU96/00194 (the "Patent Applications") encompassing certain useful technologies (the "Technologies") and inventions (the "Inventions") relating to a silicon organic foam with many applications, including, possibly, the encapusulation of radioactive materials, which has been designated by EAPS as EKOR Foam (the "EKOR Foam")(the Patent Applications, Technologies, Inventions and EKOR Foam and all proprietary information, formulae, papers, engineering specifications and documents and other related proprietary technologies principally relating thereto are herein referred to as the "Intellectual Property"); and

            WHEREAS, by agreement dated September 6, 1996, EAPS granted to the Licensor a license to use and exploit the Intellectual Property in the United States, Ukraine, Canada, China, Japan, Republic of Korea, all European countries and all of the members of the European Patent Agreement (herein referred to as the "Territory"), a copy of which license and all of the exhibits and appendicies thereto is appended hereto as Exhibit A (the "EAPS License") and which is incorporated herein and made a part hereof; and

            WHEREAS, EAPS has represented to the Licensor in the EAPS License that (i) on the date of execution of the EAPS License it was not aware that the license granted in the Intellectual Property infringed upon any rights of others
(ii) it is the sole and exclusive owner of the Intellectual Property, (iii) it has not licensed or otherwise authorized any other person or entity to use, exploit or commercialize the Intellectual Property; and


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            WHEREAS, the EAPS License permits the Licensor to grant sublicenses of the Intellectual Property and Licensor desires to grant the exclusive, unrestricted license of the Intellectual Property to Licensee in the Territory to exploit, commercialize and use the Patent Applications, the Technologies, the Inventions, the EKOR Foam and the proprietary information, formulae, engineering specifications, papers and documents and other related proprietary technologies principally relating thereto, and to convey to and vest in Licensee all of the rights of the Licensor granted to it by the EAPS License, with the right to grant sublicenses to others, free and clear of all liabilities, charges, liens, mortgages, obligations or encumbrances, subject completely to the rights of the Licensor as defined, enumerated and elucidated in the EAPS License; and

            WHEREAS, Licensee is desirous of acquiring an exclusive, unrestricted license to exploit, use, commercialize and market the Inventions and the EKOR Foam and the proprietary information, formulae, papers and documents and other related proprietary technologies principally relating to the Patent Applications and the Technologies, on the terms and conditions and for the consideration set forth herein.

            NOW THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein the parties agree as follows:

                                    ARTICLE I
                 LICENSE OF TECHNOLOGIES PRODUCT AND INVENTIONS

            Section 1.01. Exclusive License. Licensor hereby grants to the Licensee, on the date hereof free and clear of all liabilities, liens, claims, mortgages, encumbrances, security interests and any other restrictions whatsoever, subject completely to the rights of the Licensor defined by and elucidated and enumerated in the EAPS License, the exclusive, unrestricted and irrevocable right and license to commercialize, use, exploit and market the Intellectual Property.

            Section 1.02. Necessary Information and Documents. Licensor shall furnish and shall use its best efforts to cause EAPS to furnish, to Licensee, or its nominees and patent attorneys, all information and documents regarding such inventions) including the apparatus, processes,


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engineering specifications, technical information and formulae in respect of the
Intellectual Property, to enable Licensee to operate hereunder, it being agreed and understood that, if so requested by Licensee, that Licensor shall collaborate with and provide full cooperation, and shall use its best efforts to cause EAPS to collaborate with and provide full cooperation, in favor of Licensee in all operations pertaining to the use and exploitation of the Intellectual Property.

            Section 1.03. Rights to Improvements to the Product, the Technologies and the Inventions. The exclusive right and license herein granted shall include all inventions, improvements, enhancements and modifications and all information now or hereafter developed, controlled or acquired by the Licensor in respect of the Intellectual Property.

            Section 1.04. Right to Receive Information Relating to Improvements, Enhancements and Modifications. Licensor hereby covenants and agrees with Licensee that it shall furnish to Licensee, or its nominees, immediately upon receipt thereof from EAPS, all information and documents relating to improvements, enhancements and modifications hereafter developed, controlled or acquired by the Licensor in respect of the Intellectual Property and the Licensor shall provide the Licensee with such information, working drawings, blueprints, formulae and all other data and information necessary effect the exploitation and use of such improvements, enhancements and modifications as they relate to the Intellectual Property and Licensee shall be entitled to use and exploit all such improvements, enhancements and modifications hereafter developed, controlled or acquired by the Licensor in respect of the Intellectual Property without additional charge hereunder.

            Section 1.05. Sublicenses. Licensor hereby grants to Licensee the right to grant sublicenses in respect of the Intellectual Property licensed by this Agreement to third parties on terms consistent with this Agreement.

            Section 1.06. Term. (a) This Agreement shall commence upon the execution hereof and, subject to the provisions of this Agreement, the rights and licenses granted hereby shall continue until the expiration of the term of the EAPS License, provided, however, that if royalty payments due Licensor hereunder are in arrears for sixty (60) days after the due date, or if the Licensee is adjudicated a bankrupt or becomes insolvent, or enters into a composition with creditors


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or if a receiver is appointed for it, then the Licensor shall have the right to terminate this Agreement upon giving written notice to the Licensee thirty (30) days prior to the effective date of the termination, and if the cause of such termination is not cured within the thirty (30) days, then at the expiration of the thirty (30) days, the Agreement and all rights and licenses granted to the Licensee, hereunder shall terminate, without prejudice to the Licensor's right to collect monies due or to become due under the Agreement and without prejudice to any other rights of the Licensor.

                  (b) Upon termination of this Agreement for any cause, the Licensee shall duly account to the Licensor for all royalties within sixty (60) days of such termination, and shall immediately transfer to Licensor all rights that Licensee may possess in sub-licenses, patent's, information, and trademarks relating to the Intellectual Property, transferred hereunder and all rights and licenses granted to Licensee pursuant to this Agreement shall immediately terminate.

            Section 1.07. Intent of License. It is the intent of the Licensor to grant to and vest and convey in the Licensee all of the rights acquired by the Licensor pursuant to the EAPS License. In view thereof, all of the rights granted to the Licensor by said EAPS License are hereby granted to the Licensee and Licensee shall enjoy and be entitled to all such rights and privileges as those enjoyed by the Licensor pursuant to the EAPS License and in the case of any question relating to the rights of the Licensee to the Intellectual Property, the parties shall refer to and be bound by the terms of the EAPS License.

            Section 1.08. Ownership of Improvements to Intellectual Property Developed by Licensee. Licensor hereby agrees with Licensee that Licensee shall be the outright and sole owner of any and all improvements, enhancements and modifications hereafter developed, controlled or acquired by the Licensor in respect of the Intellectual Property.

            Section 1.09. Further Assurances. Licensor shall at any time and from time to time after the date hereof upon the request of Licensee, execute, acknowledge, and deliver, or cause to be delivered, any and all such deeds, assignments, transfers, conveyances, and assurances as may be reasonably required for assigning, transferring, granting, conveying, assuring, and confirming the license to Licensee, or to its successors and assigns, or for aiding and assisting in the use and exploitation of the Intellectual Property and the manufacture and sale of the Product herein describedo


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or derived therefrom.

                                   ARTICLE II

            Section 2.01. Payment of Royalties. (a) Subject to the provisions of subsection (b) hereof, the Licensee shall pay to the Licensor a royalty equal to one percent (1%) in excess of that which Licensor is required to pay to EAPS pursuant to the EAPS License.

                  (b) In the event that Licensee hereunder shall make the required royalty payments to Licensor within the period prescribed by this License, and Licensor does not make the corresponding royalty payments required to be made by it to EAPS within the time period prescribed by the EAPS License, Licensee shall not be required to pay the penalty imposed upon the Licensor by the EAPS License for late payments and the payment of any such penalty shall be the responsibility of the Licensor.

            Section 2.02. Accounting. Licensee shall, at all times, maintain a separate account of all Products sold, royalties received and all revenues received by it or from its sub-licensees which are the subject of this Agreement and render written statements thereof to Licensor within thirty (30) days after the end of each calendar quarter during the term of this Agreement, together with the amount of all royalties earned during the corresponding calendar quarter. The Licensor or its authorized representatives or agent, shall have the right, at its own expense, to examine the Licensee's financial records for the purpose of verifying such royalty statements. In any and all sub-licensing agreements, the Licensee shall procure for the Licensor a similar right to have the financial records of the sub-licensee examined for the purpose of verifying the royalty statements.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK


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                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF LICENSOR

            Section 3. Licensor hereby represents, warrants and covenants to Licensee as follows:

            Section 3.01. Organization, Qualification, Power and Authority. Licensor is an corporation duly and validly organized and existing in good standing under the laws of International Business Companies Act of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and any of the documents provided for hereunder and to perform its obligations and to consummate the transactions contemplated hereunder and has all requisite power and authority and all material licenses and permits to carry on its business as it has been and is now conducted, and to own, lease, and operate the properties and assets issued in connection therewith. The execution, delivery, and performance of this Agreement, the Exhibits, and any other documents provided for hereunder by Licensor, and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary requisite action of Licensor and do not violate or conflict with, constitute a default under, or an event that, with the giving of notice, the passage of time or both, would constitute a default under, any provision of Licensors certificate of association, by-laws, laws, orders, writings, injunctions, decrees, rules, or regulations of any court, administrative agency, or any other governmental authority or any agreement or other document or instrument to which Licensor is a party or by which Licensor is, or may be, bound. This Agreement has been duly and validly executed and delivered by Licensor and constitutes a legal, valid, and binding obligation of Licensor enforceable in accordance with its terms.

            Section 3.02. Technological Data and Proprietary Information. Exhibit A hereto sets forth and includes a true and complete copy of the license agreement between the Licensor and EAPS and all exhibits and appendices thereto as referenced therein, including all of the Patent Applications, trade secrets, formulae, processes, inventions, know-how, engineering specifications and other proprietary information, papers and documents relating to the Technology and the Inventions, representing all such documents currently in the possession of the Licensor or in which Licensor has any rights or licenses or which are used by Licensor in connection with the foregoing and which are being licensed by Licensor to Licensee hereunder.


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            Section 3.03. Prior Disclosure of Intellectual Property. Licensor
has not revealed any proprietary information encompassing the Intellectual Property to any one other than its employees, agents, representatives and others to whom communication of said information was essential in the development thereof. All such persons who have received or been privy to said information have agreed or will agree not to disclose any such information without first obtaining the written consent of the Licensee.

            Section 3.04. Finders and Brokers. No finder's fee, brokerage payment, or other payment is payable by Licensor to any third party or parties in connection with the origination or negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement.

            Section 3.05. Full Disclosure. To the best of Licensor's knowledge no representation or warranty by Licensor in this Agreement, in any Schedule or Exhibit, or in any certificate or other document expressly provided for herein contains any untrue statement of a material fact or omits to state any material fact necessary to make nay statement herein or therein not misleading.

            Section 3.06. Right to Grant Sublicense. Licensor has the right to grant this License and has not granted to any other person, firm, corporation or other entity, any right, license or privilege thereunder.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF LICENSEE

            Section 4. Licensee represents and warrants to and covenants with the Licensor as follows.

            Section 4.01. Organization, Qualification, Power and Authority. Licensee is a corporation duly and validly organized and existing in good standing under the laws of the District of Columbia and has all requisite power and authority to execute and deliver this Agreement and any other documents provided for hereunder and to perform its obligations and to consummate the transactions contemplated hereunder and thereunder and is duly qualified to do business as a foreign


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corporation in all jurisdictions where such qualifications are necessary. The execution, delivery, and performance of this Agreement, the Exhibits, and any other documents provided for hereunder by Licensee, and the consummation of the transactions contemplated hereunder, have been duly authorized by all necessary corporate action of Licensee, including, where appropriate, shareholder approval, and do not violate or conflict with, constitute a default under or an event that with the giving of notice, the passage of time or both, constitute a default under, any provision of Licensee's certificate of incorporation, bylaws, laws, orders, writings, injunctions, decrees, rules, or regulations of any court, administrative agency, or any other governmental authority or any Agreement or other document or instrument to which Licensee is a party, or by which Licensee is or may be bound. This Agreement has been duly and validly executed and delivered by Licensee and constitutes a legal, valid and binding obligation of Licensee enforceable in accordance with its terms.

                  Section 4.02. Finders and Brokers. No finder's fee brokerage payment, or other payment is payable by Licensee to any third party or parties in connection with the origination or negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V
                              COVENANTS OF LICENSOR

            Section 5.01. Compliance with EAPS License. Licensor hereby covenants to and agrees with Licensee that it shall use its best efforts to act in accordance and remain in full compliance with the terms, provisions and conditions of the EAPS License and will not take any action proscribed thereby or omit to take any action required thereunder which in any way would constitute a default thereunder or a breach thereof or in any way jeopardize the rights of the Licensor thereunder or the rights of the Licensee hereunder. Licensor hereby further covenants to and agrees with Licensee that it shall notify Licensee in writing (in accordance with the notice provisions of Section 7.05 hereof) at such time as Licensor shall become aware of any act or omission to act on the part of the Licensor which could in any way be construed as a default or breach of the EAPS License by the Licensor or which could in any way impact negatively or jeopardize the Licensor's rights thereunder or Licensee's rights hereunder.


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            Section 5.02. License of Patents, Patent Applications, Technologies
and Inventions Developed After the Date Hereof. Subject to the provisions of the EAPS License, Licensor hereby covenants to and agrees with Licensee to grant a license to Licensee in respect of any and all patents, patent applications, technologies, inventions, products, engineering specifications and proprietary information in respect of the Technologies, Inventions, Patent Applications and proprietary information licensed hereby now or hereafter developed, controlled or acquired by the Licensor in respect of the Intellectual Property and to execute, deliver and file all such documents and papers necessary to perfect Licensee's right thereto.

            Section 5.03. Covenant to Interface with EAPS. Licensor agrees to establish and maintain all lines of communication with EAPS in respect of the Intellectual Property and to use its best efforts to cause EAPS to collaborate with and provide full cooperation to the Licensee as necessary to operate under this License.

            Section 5.04 Further Actions. Licensor agrees to execute and deliver such instruments and take such other actions as may be reasonably required to consummate the transactions contemplated by this Agreement including executing consents necessary to identify Licensee as a registered user of the Patents and Trademarks of Licensor used by Licensee.

                                   ARTICLE VI
                              COVENANTS OF LICENSEE

            Section 6.01. Payment of Taxes and Fees. Licensee agrees to pay all transfer, sales, use and other taxes, fees, and charges incurred in connection with the consummation of the transactions contemplated by this Agreement. Licensee shall prepare and file any returns and other filings and remit payment relating to such taxes, fees and charges on a timely basis to proper governmental authorities.

            Section 6.02. Further Actions. Licensee agrees to execute and deliver such instruments and take such other actions as may be reasonably required to consummate the transactions contemplated by this Agreement.


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                                   ARTICLE VII
                               GENERAL PROVISIONS

            Section 7.01 Survival of Representations and Warranties. Each party hereto covenants and agrees that its representations and warranties contained in this Agreement, in any Schedule or Exhibit, or in any certificate delivered in connection with the consummation of the transactions contemplated by this Agreement shall survive the Closing for a period of one (1) year, notwithstanding investigation by or on behalf of either party.

            Section 7.02. Assignment. Licensee may assign its rights under this Agreement to any affiliate of Licensee or any successor or purchaser of Licensee which agrees to assume all of the obligations of Licensee pursuant to this Agreement. Except for the foregoing, this Agreement may not be assigned by either party hereto without the prior written consent of the other party which shall not be unreasonably withheld.

            Section 7.03. Expenses. Licensee shall pay all expenses and fees including but not limited to attorney's and accountants' fees and fees of other experts incurred in connection with the consummation of the transactions contemplated by this Agreement.

            Section 7.04. Waiver. The failure of either party to act to enforce rights hereunder shall not be deemed a waiver and shall not preclude enforcement of any rights hereunder. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

            Section 7.05. Notices. Any notice, request, demand, waiver, consent, approval, or other communication ("Notice") which is required to be or may be given under this Agreement shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telegram, telex, or facsimile transmission, by courier, or by registered or certified mail, return receipt requested, postage prepaid, to the parties as follows:


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             To Licensor:            EREC Holdings, Ltd.
                                     Wiesbadener Strasse 17A
                                     D-12309, Berlin Germany
                                     Phone/Fax 49-30-746-5209

             To Licensee:            Eurotech, Ltd.
                                     3299 Villanova Avenue
                                     San Diego, California 92122

or to such other address as either party may designate from time to time by notice to the other party sent in like manner; and any notice if personally delivered or sent by telegram, telex, or facsimile transmission shall be deemed given on the date of delivery or transmission, and any notice mailed shall be deemed given three (3) days after the date of mailing.

            Section 7.06. Entire Agreement. This Agreement, the Exhibits, Schedules, and the instruments referred to herein constitute the entire Agreement between the parties and supersede all prior Agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof, and the parties are not bound by any Agreements, understandings, or conditions other than expressly set forth herein or therein.

            Section 7.07. Heading. The article and section headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the construction or interpretation of this Agreement.

            Section 7.08. Exhibits and Schedule. All Exhibits and Schedules referred to herein have been delivered by the parties hereto to each other prior to or simultaneously with the execution of this Agreement, and such Exhibits and Schedules shall be deemed to be a part of this Agreement as if set forth herein. All information set forth in the Schedule is intended to be responsive to each provision of the Section or requirement of this Agreement to which it can be applied and is qualified by the contents of any documents to which reference is made. The listing in the Schedules of any matter shall not be construed as an admission that the matter is material or not in the ordinary course of business or as establishing a standard of materiality.


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            Section 7.09. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

            Section 7.10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            Section 7.11. Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

            Section 7.12. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be construed to be only so broad as is enforceable.

            Section 7.13. No Benefit to Others. The representations, warranties, covenants, and Agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns, and shall not be construed to confer and are not intended to confer any rights on any other persons.

            Section 7.14. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Licensor and the Licensee. No waiver by any Party of any default, misrepresentation, or breach of warranty or


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covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written.

Attest:                                 EREC HOLDINGS LTD.

/s/ [Illegible]                         By: /s/ [Illegible]
----------------------                     ---------------------------------


Attest:                                 EUROTECH, LTD.

/s/ [Illegible]                         By: /s/ [Illegible]
----------------------                     ---------------------------------


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                                                                       EXHIBIT A